RULES 424(b)(3) AND 424(c)
                                                      REGISTRATION NO. 333-05101

                          AMENDED PROSPECTUS SUPPLEMENT
                               DATED MARCH 2, 1999
                        TO PROSPECTUS DATED JUNE 9, 1997

                          ---------------------------

                      HOSPITALITY WORLDWIDE SERVICES, INC.

                          ---------------------------

THE ATTACHED PROSPECTUS FOR HOSPITALITY WORLDWIDE SERVICES, INC. (THE "COMPANY") IS HEREBY SUPPLEMENTED AS FOLLOWS:

         The party listed below (the "Transferor"), which is listed herein as a Selling Shareholder, has assigned and transferred to the parties listed below (the "Transferees") the number of shares of the Company's common stock set forth opposite their names below (the "Shares").



                                                Number of Shares of Common
Name of Transferor                                         Stock

Watertone Holdings, L.P.                                  200,000


         The following table sets forth certain information with respect to the Transferees and shall be added to the Selling Shareholders table beginning on page 6 herein. Except as otherwise stated herein, none of the Transferees is an affiliate of the Company nor has any had a material relationship with the Company during the past three years.


                                         No. of Shares                            Shares Beneficially Owned
                                        of Common Stock          No. of         After Offering/Percantage of
          Name                       Beneficially Owned at       Shares          Class to be Owned After the
-----------------------------------  ----------------------  ---------------- ---------------------------------

Robert A. Berman.................           595,751(3)           66,666           529,085/4.2%
Alan G. Friedberg................           594,847(4)           66,666           528,181/4.0%
Guillermo Montero................           481,939(5)           66,668           415,271/3.2%

         * Less than 1%
---------------------
(1) The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the footnotes to this table. The calculation of shares of Common Stock beneficially owned was determined in accordance with Rule 13-3(d) of the Exchange Act.
(2)      Assumes that all Common Stock  offered by the Selling  Shareholders  is sold.
(3) Consists of (i) 550,751 shares of Common Stock held individually by Mr. Berman; (ii) 13,000 shares of Common Stock held by Watermark Investments Limited, LLC ("Watermark"), as to which Mr. Berman is attributed beneficial ownership pursuant to Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"); and (iii) 32,000 shares of Common Stock underlying presently exercisable options currently held by Mr. Berman. Mr. Berman disclaims beneficial ownership of all shares held by Watermark, other than those shares deemed to be beneficially owned by him pursuant to Rule 16a-1(a)(2)(ii)(B) of the Exchange Act. Mr. Berman is the Company's Chairman and Chief Executive Officer.
(4) Consists of (i) 194,847 shares of Common Stock held individually by Mr. Friedberg; and (ii) 400,000 shares of Common Stock underlying presently exercisable options currently held by Mr. Friedberg
(5) Consists of (i) 181,939 shares of Common Stock held individually by Mr. Montero; and (ii) 300,000 shares of Common Stock underlying presently exercisable options currently held by Mr. Montero.. Does not include 19,792 shares of Common Stock held by Mr. Montero's wife Maria Elizabeth Leon, as to which Mr. Montero disclaims beneficial ownership pursuant to Rule 16a-1(a)(2)(ii)(A) of the Exchange Act.


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